AMERICAN RENAL ASSOCIATES HOLDINGS, INC. ANNOUNCES THIRD QUARTER 2016 RESULTS

BEVERLY, MA (November 10, 2016) - American Renal Associates Holdings, Inc. (NYSE: ARA) (“ARA” or the “Company”), a leading provider of outpatient dialysis services, today announced financial and operating results for the third quarter ended September 30, 2016, together with certain other developments described below.

Certain metrics, including those expressed on an adjusted basis, are Non-GAAP financial measures   (See “Use of Non-GAAP Financial Measures” and the reconciliation tables further below).

Third Quarter 2016 Highlights (all percentage changes compare Q3 2016 to Q3 2015 unless noted):

•	Net patient service operating revenues increased 15% to $193.0 million;

•	Net income attributable to American Renal Associates Holdings, Inc. was $12.4 million or $0.35 per share as compared to $4.1 million or $0.19 per share in Q3 2015;

•	Adjusted EBITDA less noncontrolling interests (“Adjusted EBITDA-NCI”) increased 9.6% to $32.5 million;

•	Adjusted net income attributable to American Renal Associates Holdings, Inc. was $9.4 million or $0.28 per share for the third quarter of 2016;

•	Total dialysis treatments increased 11.4%, of which 10.2% was non-acquired growth (“NAG”);

•	As of September 30, 2016, the Company operated 207 outpatient dialysis centers serving approximately 14,160 patients.

Joseph (Joe) Carlucci, Chairman and Chief Executive Officer, said, “Our organization delivered strong third quarter performance, and these results further demonstrate the continued momentum of our physician partnership model. I am proud of the collective efforts of the ARA team. ARA’s dedicated staff remained focused on our Company’s first priority – delivering the highest quality patient care.”

“Our differentiated partnership model allows us to deliver high quality dialysis care in an integrated and coordinated manner with our physician partners. Our pipeline of 33 signed clinics at September 30, 2016, remained healthy and reflects the growing acceptance of our operating philosophy within the nephrology community,” continued Carlucci.

Financial and operating highlights include:

Revenue: Net patient service operating revenues for the third quarter of 2016 were $193.0 million, an increase of 14.9% as compared to $167.9 million for the prior-year period due to treatment growth and meaningful improvements in payor mix. Net patient service operating revenues for the nine months ending September 30, 2016 were $550.7 million, an increase of 15.0% as compared to $478.8 million for the prior-year period.

Treatment Volume: Total dialysis treatments for the third quarter of 2016 were 516,043 representing an increase of 11.4% over the third quarter of 2015. Non-acquired treatment growth was 10.2% and acquired treatment growth was 1.2% for the third quarter of 2016.

Center Activity: As of September 30, 2016, the Company provided services at 207 outpatient dialysis centers serving 14,166 patients. During the third quarter of 2016, we opened five de novo centers. We also acquired a dialysis clinic in Pennsylvania during the third quarter of 2016. As of September 30, 2016, we had 33 signed de novo clinics scheduled to open in the future.

Net income, Net income attributable to noncontrolling interests, Net income attributable to American Renal Associates Holdings, Inc., Adjusted EBITDA and Adjusted EBITDA less noncontrolling interests:

	Three Months Ended September 30,		Increase (Decrease)
(in thousands, except per share amounts)	2016	2015	Amount	Percentage Change*
Net income	$36,046	$23,596	$12,450	52.8%
Net income attributable to noncontrolling interests	(23,622)	(19,491)	4,131	21.2%
Net income attributable to American Renal Associates Holdings, Inc.	12,424	4,105	8,319	NM
Non-GAAP financial measures**:
Adjusted EBITDA	$56,154	$49,169	$6,985	14.2%
Adjusted EBITDA less noncontrolling interests	$32,532	$29,678	$2,854	9.6%

	Nine Months Ended September 30,		Increase (Decrease)
(in thousands, except per share amounts)	2016	2015	Amount	Percentage Change*
Net income	$71,645	$65,357	$6,288	9.6%
Net income attributable to noncontrolling interests	(64,911)	(53,354)	11,557	21.7%
Net income attributable to American Renal Associates Holdings, Inc.	6,734	12,003	(5,269)	NM
Non-GAAP financial measures**:
Adjusted EBITDA	$156,292	$136,043	$20,249	14.9%
Adjusted EBITDA less noncontrolling interests	$91,381	$82,689	$8,692	10.5%

_________________________________

________________________
*	NM – Not Meaningful
**	See reconciliation of Non-GAAP Financial Measures.

Operating Expenses: Patient care costs for the third quarter of 2016 were $116.1 million or 60.2%  (or 59.2% excluding the Modification and Other Stock Compensation Expense described below) of net patient service operating revenues as compared to $100.1 million or 59.6% of net patient service operating revenues in the prior-year period. General and administrative expenses were $33.4 million or 17.3%  (or 12.0% excluding the Modification and Other Stock Compensation Expense described below) of net patient service operating revenues as compared to $19.4 million or 11.5% of net patient service operating revenues in the prior-year period. Patient care costs and general and administrative expenses for the third quarter of 2016 include $1.9 million and  $10.3 million, respectively, of stock-based compensation related to modification of options and other transactions at the time of the Company’s initial public offering (the “Modification and Other Stock Compensation Expense”).

Patient care costs for the nine months ended September 30, 2016 were $331.3 million or 60.2% (or 59.6% excluding the Modification and Other Stock Compensation Expense) of net patient service operating revenues as compared to $288.3 million or 60.2% of net patient service operating revenues in the prior-year period. General and administrative expenses during the nine months ended September 30, 2016, were $86.8 million or 15.8% (or 12.4% excluding the Modification and Other Stock Compensation Expense) of net patient service operating revenues as compared to $56.7 million or 11.8% of net patient service operating revenues in the prior-year period. Patient care costs and general and administrative expenses for the nine months ended September 30, 2016 include $3.3 million and  $18.3 million, respectively, of Modification and Other Stock Compensation Expense.

Cash Flow: Cash provided by operating activities for the third quarter of 2016 was $52.7 million as compared to $42.7 million in the prior-year period. Adjusted cash provided by operating activities less distributions to noncontrolling interests (see reconciliation of Non-GAAP Financial Measures) for the third quarter of 2016 was  $29.7 million as compared to $26.1 million in the prior-year period. Total capital expenditures for the third quarter of 2016 were $12.4 million as compared to $10.0 million in the prior-year period. Capital expenditures for the third quarter of 2016 included $2.7 million for maintenance and $9.7 million for expansions and new clinic development.

Cash provided by operating activities for the nine months ended September 30, 2016 was  $141.9 million as compared to $104.5 million in the prior-year period. Adjusted cash provided by operating activities less distributions to noncontrolling interests (see reconciliation of Non-GAAP Financial Measures) for the nine months ended September 30, 2016 was  $77.2 million as compared to $47.0 million in the prior-year period. Total capital expenditures for the nine months ended September 30, 2016 were $46.7 million as compared to $37.9 million in the prior-year period. Capital expenditures for the nine months ended September 30, 2016 included $8.5 million for maintenance and $38.2 million for expansions and new clinic development.

Balance Sheet: At September 30, 2016, the Company’s balance sheet included consolidated cash of $105.1 million and consolidated debt of $568.3 million, including the current portion of long-term debt. Excluding clinic-level debt not guaranteed by ARA and clinic-level cash not owned by ARA, Adjusted owned net debt was $438.2 million at September 30, 2016. Adjusted owned net debt to last twelve months Adjusted EBITDA less NCI leverage ratio was 3.6x at September 30, 2016. As of September 30, 2016, net patient accounts receivable were $77.3 million and DSO for the period was 37  days as compared to 38 days for the three months ended June 30, 2016.

Departure of Chief Operating Officer:

In addition to the Company’s third quarter results, ARA announced today that John McDonough has agreed to step down from his role as Executive Vice President, Chief Operating Officer and Treasurer, effective December 31, 2016. The Company and Mr. McDonough expect to enter into a  consulting arrangement for a period after December 31, 2016. Mr. McDonough’s operational duties will be shared by other members of ARA's senior operations management team, reporting to Mr. Carlucci and Syed Kamal, President.

"I want to thank John for the significant contributions he has made to ARA since joining the Company in 2003. In both financial and operational roles, John has had a significant impact on ARA’s growth and success. Our staff, physician partners and the entire ARA team are grateful for his service to the Company," said Joe Carlucci. “We are fortunate to have a deep, experienced and operationally-focused team at ARA, which is a credit to John’s years of leadership and allows us to manage the business effectively and facilitate transitions such as this one."

"I am confident that the ARA team is well-positioned to continue to execute on its differentiated strategy. I look forward to working with the senior management team and other dedicated ARA staff in the coming months as I begin my transition from the Company," said John McDonough. “I am proud to have played a role in ARA’s evolution, and I strongly believe the Company’s partnership model is the right approach to delivering the highest quality care to dialysis patients.”

Update Regarding Temporary Change for Medicaid Patients Seeking Affordable Care Act Plan Coverage for the 2017 Open Enrollment Period:

In August 2016, CMS issued a Request for Information (RFI) seeking comment as to, among other things, whether patients were inappropriately steered into marketplace plans on the exchange. Dialysis providers, including dialysis facilities owned in partnership with ARA, received a notice of the RFI. In response to the RFI, many commercial payors and trade associations demanded the prohibition of any charitable premium assistance for marketplace plans on and off the exchange. In addition, there were requests from commercial payors and certain trade associations that patients, and specifically ESRD patients, that have access to any form of alternate coverage, should not be allowed to select a plan offered on or off the exchange under the Affordable Care Act (ACA Plan).

Pending further policy guidance from CMS, in November 2016, for patients enrolled in minimum essential Medicaid coverage, we have temporarily suspended assistance in the application process for charitable premium support from the American Kidney Fund (“AKF”), which we expect will cause an adverse change in the mix of patients and treatments. This change will not affect our provision of such assistance in the application process to other patients.

A small but growing portion of ARA’s patients have chosen to enhance their health care benefits by electing to enroll in an ACA Plan. As of September 30, 2016, approximately 300 patients had pre-existing minimum essential Medicaid coverage and also chose additional coverage through an ACA Plan. Virtually all of these Medicaid patients rely on charitable premium assistance because they are ineligible for federal premium tax credits. If CMS establishes new policies to restrict or limit charitable premium assistance for ACA Plans to patients with pre-existing minimum essential Medicaid coverage, ARA anticipates that these patients likely would revert back to Medicaid-only coverage.

In addition, approximately 235 additional patients were enrolled in an ACA Plan and not enrolled in the Medicaid program as of September 30, 2016. Approximately 85% of these patients have relied on charitable premium assistance. ACA Plans are attractive to such patients for a variety of reasons, including ineligibility for government programs, the shift of coverage options from the individual and/or small group markets to ACA exchanges, lack of requisite work credits to be eligible for Medicare coverage, the opportunity to consolidate family coverage under one insurance plan, and the lack of Medigap policy coverage due to certain state insurance department restrictions, among other reasons. Insurance coverage disruptions could result if CMS establishes new guidelines that extend to this subset of patients enrolled in ACA Plans.

ARA management estimates that the annual financial impact to Adjusted EBITDA less noncontrolling interests of the patient insurance education policy change to temporarily suspend application assistance to the AKF for charitable premium assistance by patients enrolled in pre-existing minimum essential Medicaid coverage seeking additional coverage through an ACA Plan would be up to approximately $17 million. If CMS were to issue broader guidance that made access to charitable premium assistance unavailable to all ESRD patients on ACA Plans, the estimated annual financial impact to Adjusted EBITDA less noncontrolling interests would increase by up to an estimated $7 million. The aforementioned estimated annual financial impacts are based on ARA’s patient population as of September 30, 2016, take ARA’s weighted average dialysis facility ownership into account, and are presented before any potential future offsetting actions that could be taken by the Company.

Conference Call

American Renal Associates Holdings, Inc. will hold a conference call to discuss this release on Friday, November 11, 2016, at 9:00 a.m. Eastern time. Investors will have the opportunity to listen to the conference call by dialing (877) 407-8029, or for international callers (201) 689-8029 or may listen over the Internet by going to the Investor Relations section at www.ir.americanrenal.com. For those who cannot listen to the live broadcast, a replay will be available and can be accessed by dialing (877) 660-6853, or for international callers (201) 612-7415. The conference ID for the live call and the replay is 13645757.

About American Renal Associates

American Renal Associates Holdings, Inc. (NYSE: ARA) is a leading provider of outpatient dialysis services in the United States. As of September 30, 2016, ARA operated 207 dialysis clinic locations in 25 states and the District of Columbia serving approximately 14,160 patients with end stage renal disease. ARA operates exclusively through a physician joint venture model, in which it partners with approximately 370 local nephrologists to develop, own and operate dialysis clinics. ARA’s Core Values emphasize taking good care of patients, providing physicians with clinical autonomy and operational support, hiring and retaining the best possible staff and providing best practices management services. For more information about American Renal Associates, visit www.americanrenal.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, which have been included in reliance of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties and assumptions relating to our operations, financial condition, business, prospects, growth strategy and liquidity, which may cause our actual results to differ materially from those projected by such forward-looking statements, and the Company cannot give assurances that such statements will prove to be correct. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties, including but not limited to those risks and uncertainties described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Prospectus dated April 20, 2016 filed with the SEC  that may cause actual results to differ materially from those that we expected.

Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, among others, the following:

•

decline in the number of patients with commercial insurance or decline in commercial payor reimbursement rates, including as a result of changes to the healthcare exchanges or changes in regulations or enforcement of regulations regarding the exchanges;

•

the Centers for Medicare and Medicaid Services’ (“CMS”) request for information and the Company’s temporary suspension of application assistance to charitable organizations pending further policy guidance from CMS;

•	reduction of government-based payor reimbursement rates or insufficient rate increases or adjustments that do not cover all of our operating costs;

•	our ability to successfully develop de novo clinics, acquire existing clinics and attract new physician partners;

•	our ability to compete effectively in the dialysis services industry;

•	the performance of our joint venture subsidiaries and their ability to make distributions to us;

•

changes to the Medicare ESRD program that could affect reimbursement rates and evaluation criteria, as well as changes in Medicaid or other non-Medicare government programs or payment rates including the Medicare ESRD proposed rule for 2017 released June 24, 2016;

•	federal or state healthcare laws that could adversely affect us;

•

our ability to comply with all of the complex federal, state and local government regulations that apply to our business, including those in connection with federal and state anti-kickback laws and state laws prohibiting the corporate practice of medicine or fee-splitting;

•	heightened federal and state investigations and enforcement efforts;

•	the impact of the litigation by affiliates of United Health Group, Inc., the Securities and Exchange Commission inquiry, securities litigation and related matters;

•	changes in the availability and cost of ESAs and other pharmaceuticals used in our business;

•	development of new technologies that could decrease the need for dialysis services or decrease our in-center patient population;

•	our ability to correctly estimate the amount of revenues that we recognize in a reporting period;

•	our ability to timely and accurately bill for our services and meet payor billing requirements;

•

claims and losses relating to malpractice, professional liability and other matters; the sufficiency of our insurance coverage for those claims and rising insurances costs; and any negative publicity or reputational damage arising from such matters;

•	loss of any members of our senior management;

•	damage to our reputation or our brand and our ability to maintain brand recognition;

•	our ability to maintain relationships with our medical directors and renew our medical director agreements;

•	shortages of qualified skilled clinical personnel, or higher than normal turnover rates;

•	competition and consolidation in the dialysis services industry;

•	deteriorations in economic conditions, particularly in states where we operate a large number of clinics, or disruptions in the financial markets;

•	the participation of our physician partners in material strategic and operating decisions and our ability to favorably resolve any disputes;

•	our ability to honor obligations under the joint venture operating agreements with our physician partners were they to exercise certain put rights and other rights;

•	unauthorized disclosure of personally identifiable, protected health or other sensitive or confidential information;

•	our ability to meet our obligations and comply with restrictions under our substantial level of indebtedness; and

•	the ability of our principal stockholder, whose interests may conflict with yours, to strongly influence or effectively control our corporate decisions.

The forward-looking statements made in this press release are made only as of the date of the hereof. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information or otherwise. More information about potential factors that could affect our business and financial results is included in our filings with the SEC.

Use of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles in the United States ("GAAP") provided throughout this press release, the Company has presented the following Non-GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA less noncontrolling interests (NCI), Adjusted net income attributable to American Renal Associates Holdings, Inc., Adjusted cash provided by operating activities and Adjusted owned net debt, which exclude various items detailed in the attached "Reconciliation of Non-GAAP Financial Measures".

These Non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes may enhance the evaluation of the Company's ongoing operating results. Please see "Reconciliation of Non-GAAP Financial Measures" for additional reasons for why these measures are provided.

American Renal Associates Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)
(dollars in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Patient service operating revenues	$194,857	$169,190	$555,349	$482,119
Provision for uncollectible accounts	(1,902)	(1,244)	(4,696)	(3,349)
Net patient service operating revenues	192,955	167,946	550,653	478,770
Operating expenses:
Patient care costs	116,115	100,110	331,349	288,343
General and administrative	33,359	19,373	86,800	56,663
Transaction-related costs	—	2,105	2,239	2,105
Depreciation and amortization	8,687	7,670	24,616	22,842
Certain legal matters	4,042	—	4,042	—
Total operating expenses	162,203	129,258	449,046	369,953
Operating income	30,752	38,688	101,607	108,817
Interest expense, net	(7,372)	(11,816)	(28,571)	(34,639)
Loss on early extinguishment of debt	—	—	(4,708)	—
Income tax receivable agreement income	12,565	—	4,730	—
Income before income taxes	35,945	26,872	73,058	74,178
Income tax expense (benefit)	(101)	3,276	1,413	8,821
Net income	36,046	23,596	71,645	65,357
Less: Net income attributable to noncontrolling interests	(23,622)	(19,491)	(64,911)	(53,354)
Net income attributable to American Renal Associates Holdings, Inc.	$12,424	$4,105	$6,734	$12,003

Earnings (loss) per share:
Basic	$0.35	$0.19	$(0.26)	$0.54
Diluted	$0.34	$0.18	$(0.26)	$0.53
Weighted-average number of common shares outstanding
Basic	30,865,350	22,171,026	27,198,297	22,134,647
Diluted	31,436,814	22,773,326	27,198,297	22,680,286
Cash dividends declared per share*	$—	$—	$1.30	$—

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*	Paid to shareholders prior to the Company’s initial public offering.

American Renal Associates Holdings, Inc.
Consolidated Balance Sheets
(dollars in thousands except for share data)

	September 30, 2016	December 31, 2015
Assets	(Unaudited)
Cash	$105,149	$90,988
Accounts receivable, less allowance for doubtful accounts of $7,296 and $7,435, respectively	77,253	76,919
Inventories	4,468	4,291
Prepaid expenses and other current assets	12,951	18,863
Income tax receivable	4,656	2,686
Total current assets	204,477	193,747
Property and equipment, net of accumulated depreciation of $159,684 and $138,163, respectively	165,132	142,701
Intangible assets, net of accumulated depreciation of $23,025 and $22,378, respectively	25,943	25,662
Other long-term assets	6,593	6,850
Goodwill	573,107	569,318
Total assets	$975,252	$938,278

Liabilities and Equity
Accounts payable	$23,277	$22,571
Accrued compensation and benefits	29,092	22,504
Accrued expenses and other current liabilities	54,031	26,788
Current portion of long-term debt	43,582	25,610
Total current liabilities	149,982	97,473
Long-term debt, less current portion	520,017	657,372
Income tax receivable agreement payable	15,670	—
Other long-term liabilities	11,262	9,483
Deferred tax liabilities	6,722	15,029
Total Liabilities	703,653	779,357
Commitments and contingencies
Noncontrolling interests subject to put provisions	140,336	108,211
Equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued
Common stock, $0.01 par value; 300,000,000 shares authorized; 30,868,050 and 22,213,967 issued and outstanding at September 30, 2016 and December 31, 2015, respectively	184	98
Additional paid-in capital	69,765	—
Receivable from noncontrolling interests	(562)	(529)
Accumulated deficit	(121,527)	(128,261)
Accumulated other comprehensive loss, net of tax	(201)	(501)
Total American Renal Associates Holdings, Inc. deficit	(52,341)	(129,193)
Noncontrolling interests not subject to put provisions	183,604	179,903
Total equity	131,263	50,710
Total liabilities and equity	$975,252	$938,278

American Renal Associates Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Operating activities	2016	2015	2016	2015
Net income	$36,046	$23,596	$71,645	$65,357
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	8,687	7,670	24,616	22,842
Amortization of discounts, fees and deferred financing costs	625	719	2,432	2,151
Loss on extinguishment of debt	—	—	4,708	—
Stock-based compensation	12,673	437	23,238	1,009
Deferred taxes	(739)	1,129	(8,508)	3,099
Income tax receivable agreement income	(12,565)	—	(4,730)	—
Non-cash charge related to interest rate swap	(361)	338	489	832
Non-cash rent charges	844	390	1,764	744
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(349)	(1,738)	(334)	(5,717)
Inventories	322	114	(177)	107
Prepaid expenses and other current assets	(2,476)	5,606	(1,171)	3,742
Other assets	(648)	1,337	44	100
Accounts payable	(238)	1,580	706	896
Accrued compensation and benefits	3,623	3,805	6,588	9,031
Accrued expenses and other liabilities	7,230	(2,282)	20,593	326
Cash provided by operating activities	52,674	42,701	141,903	104,519

Investing activities
Purchases of property, equipment and intangible assets	(12,438)	(10,005)	(46,659)	(37,897)
Cash paid for acquisitions	(3,667)	—	(4,467)	(600)
Cash used in investing activities	(16,105)	(10,005)	(51,126)	(38,497)

Financing activities
Proceeds from issuance of common stock sold in initial public offering, net of underwriting discounts and offering expense	(124)	—	175,254	—
Proceeds from issuance of long-term debt	—	—	60,000	—
Cash paid for debt issuance and other financing costs	—	—	(1,350)	—
Proceeds from term loans, net of deferred financing costs	14,942	4,759	54,706	39,244
Payments on long-term debt	(10,234)	(5,636)	(266,040)	(19,047)
Payments on capital lease obligations	—	—	—	(5)
Dividends and dividend equivalents paid	(47)	—	(30,223)	—
Proceeds from issuance of common stock	—	571	—	727
Proceeds from exercise of stock options	—	124	—	124
Common stock repurchases for tax withholdings of net settlement equity awards	(285)	(9)	(356)	(91)
Distributions to noncontrolling interests	(23,012)	(18,716)	(66,985)	(59,648)
Contributions from noncontrolling interests	2,135	1,462	6,576	3,878
Purchases of noncontrolling interests	(8,120)	—	(8,397)	(3,326)
Proceeds from sales of additional noncontrolling interests	57	166	199	495
Cash used in financing activities	(24,688)	(17,279)	(76,616)	(37,649)

Increase in cash	11,881	15,417	14,161	28,373
Cash at beginning of period	93,268	74,431	90,988	61,475
Cash at end of period	$105,149	$89,848	$105,149	$89,848

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	6,480	1,251	11,856	5,513
Cash paid for interest	7,121	10,690	25,721	31,448
Supplemental Disclosure of Non-Cash Financing Activities
Accrued offering costs	—	—	314	—
Tax Receivable Agreement	—	—	23,400	—
Non-Cash Dividend	—	—	26,232	—
Liability for accrued dividend equivalent payments	2,278	—	3,818	—

American Renal Associates Holdings, Inc.
Unaudited Supplemental Business Metrics
(dollars in thousands)

	Three Months Ended
	September 30,	June 30,	September 30,
Dialysis Clinic Activity:	2016	2016	2015
Number of clinics (as of end of period)	207	201	187
Number of de novo clinics opened (during period)	5	6	6
Number of acquired clinics (during period)	1	1	—
Signed clinics (as of end of period)	33	35	30

Patients and Treatment Volume:
Patients (as of end of period)	14,166	13,755	12,543
Treatments	516,043	498,368	463,181
Number of treatment days	79	78	79
Treatments per day	6,532	6,389	5,863

Sources of treatment growth (year over year % change):
Non-acquired growth	10.2%	10.8%	13.3%
Acquired growth	1.2%	1.0%	4.0%
Total treatment growth	11.4%	11.8%	17.3%

Revenue:
Patient service operating revenues	$ 194,857	$ 186,938	$ 169,190
Patient service operating revenues per treatment	$ 377.60	$ 375.10	$ 365.28
Net patient service operating revenues	$ 192,955	$ 185,567	$ 167,946

Expenses:
Patient care costs (1)
Amount	$ 114,209	$ 108,290	$ 100,110
As a % of net patient service operating revenues	59.2%	58.4%	59.6%
Per treatment	$ 221.32	$ 217.29	$ 216.14

General and administrative expenses (2)
Amount	$ 23,086	$ 23,629	$ 19,373
As a % of net patient service operating revenues	12.0%	12.7%	11.5%
Per treatment	$ 44.74	$ 47.41	$ 41.83

Provision for uncollectible accounts
Amount	$ 1,902	$ 1,371	$ 1,244
As a % of net patient service operating revenues	1.0%	0.7%	0.7%
Per treatment	$ 3.69	$ 2.75	$ 2.69

Accounts receivable DSO (days)	37	38	42

Adjusted EBITDA*
Adjusted EBITDA including noncontrolling interests	$ 56,154	$ 54,118	$ 49,169
Adjusted EBITDA - NCI	$ 32,532	$ 31,630	$ 29,678

Clinical (quarterly averages):
Dialysis adequacy - % of patients with Kt/V > 1.2	98%	98%	98%
Vascular access - % catheter in use > 90 days	11%	10%	10%

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*	See reconciliation of Non-GAAP Financial Measures.

(1)

Excludes $1.9 million and $1.4 million of stock based compensation related to modification of options and other transactions at the time of the Company’s IPO during the three months ended September 30, 2016 and June 30, 2016, respectively. Additionally excludes $0.1 million of stock based compensation related to the early adoption of ASU 2016-09 in the three months ended June 30, 2016, as the stock compensation relates to the modified options referenced above.

(2)

Excludes $10.3 million and $8.0 million of stock based compensation related to modification of options and other transactions at the time of the Company’s IPO during the three months ended September 30, 2016 and June 30, 2016, respectively. Additionally excludes $0.3 million of stock based compensation related to the early adoption of ASU 2016-09 in the three months ended June 30, 2016, as the stock compensation relates to the modified options referenced above.

American Renal Associates Holdings, Inc.
Net Income (Loss) per Share Reconciliation
(Unaudited)
(dollars in thousands except for share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Basic
Net income attributable to American Renal Associates Holdings, Inc.	$12,424	$4,105	$6,734	$12,003
Change in the difference between the estimated fair values of contractual noncontrolling interest put provisions and estimated fair values for accounting purposes of the related noncontrolling interests	(1,752)	—	(13,885)	—
Net income (loss) attributable to American Renal Associates Holdings, Inc. for basic earnings per share calculation	$10,672	$4,105	$(7,151)	$12,003
Weighted-average common shares outstanding	30,865,350	22,171,026	27,198,297	22,134,647
Earnings (loss) per share, basic	$0.35	$0.19	$(0.26)	$0.54
Diluted
Net income attributable to American Renal Associates Holdings, Inc.	$12,424	$4,105	$6,734	$12,003
Change in the difference between the estimated fair values of contractual noncontrolling interest put provisions and estimated fair values for accounting purposes of the related noncontrolling interests	(1,752)	—	(13,885)	—
Net income (loss) attributable to American Renal Associates Holdings, Inc. for diluted earnings per share calculation	$10,672	$4,105	$(7,151)	$12,003
Weighted-average common shares outstanding, basic	30,865,350	22,171,026	27,198,297	22,134,647
Weighted-average effect of dilutive securities:
Effect of assumed exercise of stock options	571,464	602,300	—	545,639
Weighted-average common shares outstanding, diluted	31,436,814	22,773,326	27,198,297	22,680,286
Earnings (loss) per share, diluted	$0.34	$0.18	$(0.26)	$0.53
Outstanding options excluded as impact would be anti-dilutive	338,538	64,017	336,935	27,711

American Renal Associates Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures:

(Unaudited)

(dollars in thousands)

We use Adjusted EBITDA and Adjusted EBITDA-NCI to track our performance. “Adjusted EBITDA” is defined as net income before income taxes, interest expense, depreciation and amortization, as adjusted for stock-based compensation, loss on early extinguishment of debt, transaction-related costs, income tax receivable agreement expense, certain legal matters costs, and management fees. “Adjusted EBITDA-NCI” is defined as Adjusted EBITDA less net income attributable to noncontrolling interests. We believe Adjusted EBITDA and Adjusted EBITDA-NCI provide information useful for evaluating our business and understanding our operating performance in a manner similar to management. We believe Adjusted EBITDA is helpful in highlighting trends because Adjusted EBITDA excludes the results of actions that are outside the operational control of management, but can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We believe Adjusted EBITDA-NCI is helpful in highlighting the amount of Adjusted EBITDA that is available to us after reflecting the interests of our joint venture partners. Adjusted EBITDA and Adjusted EBITDA-NCI are not measures of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition, Adjusted EBITDA and Adjusted EBITDA-NCI may not be comparable to similarly titled measures of other companies. Adjusted EBITDA and Adjusted EBITDA-NCI may not be indicative of historical operating results, and we do not mean for it to be predictive of future results of operations or cash flows. Adjusted EBITDA and Adjusted EBITDA-NCI have limitations as analytical tools, and you should not consider these items in isolation, or as substitutes for an analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA-NCI:

•	do not include stock-based compensation expense;

•	do not include transaction-related costs;

•

do not include depreciation and amortization—because construction and operation of our dialysis clinics requires significant capital expenditures, depreciation and amortization are a necessary element of our costs and ability to generate profits;

•	do not include interest expense—as we have borrowed money for general corporate purposes, interest expense is a necessary element of our costs and ability to generate profits and cash flows;

•	do not include income tax receivable agreement income;

•	do not include loss on early extinguishment of debt;

•	do not include costs related to certain legal matters;

•	do not include management fee;

•	do not include certain income tax payments that represent a reduction in cash available to us; and

•	do not reflect changes in, or cash requirements for, our working capital needs.

In addition, Adjusted EBITDA is not adjusted for the portion of earnings that we distribute to our joint venture partners.

You should not consider Adjusted EBITDA and Adjusted EBITDA-NCI as alternatives to income from operations or net income, determined in accordance with GAAP, as an indicator of our operating performance, or as alternatives to cash provided by operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity. This presentation of Adjusted EBITDA and Adjusted EBITDA-NCI may not be directly comparable to similarly titled measures of other companies, since not all companies use identical calculations.

We use Adjusted net income attributable to American Renal Associates Holdings, Inc. because it is a useful measure to evaluate our performance by excluding the impact of certain items that we believe are not related to our normal business operations and/or are a result of changes in our liabilities from period to period. See the notes to the tables below for further explanation of the exclusion of certain items. By excluding these items we believe Adjusted net income allows us and investors to evaluate our net income on a more consistent basis. “Adjusted net income attributable to American Renal Associates Holdings, Inc.” is defined as Net income (loss) attributable to American Renal Associates Holdings, Inc. plus or minus, as applicable, income tax receivable agreement income/expense, accounting changes in fair value of non-controlling interest puts, certain legal matter costs, and share-based compensation due to option modifications and other transactions at the time of the Company’s initial public offering, net of taxes. We use Adjusted weighted average number of diluted shares to calculate Adjusted net income attributable to American Renal Associates Holdings, Inc. per share. Adjusted weighted average number of diluted shares outstanding is calculated using the treasury method as if certain unvested in-the-money options subject to a contingency are treated as being vested to provide investors with a calculation of the fully-diluted number of shares assuming certain pre-IPO options vest.

We use Adjusted cash provided by operating activities less distributions to NCI because it is a useful measure to evaluate the cash flow that is available to the Company for investment in property, plant and equipment, debt service, growth and other general corporate purposes. “Adjusted cash provided by operating activities less distributions to noncontrolling interests” is defined as cash provided by operating activities plus transaction-related expenses less distributions to noncontrolling interests.

We use Adjusted owned net debt because it is a useful metric to evaluate the Company’s share of interests in the cash on our consolidated balance sheet and the debt of the Company. “Adjusted owned net debt” is defined as Debt (other than clinic-level debt) plus Clinic-level debt guaranteed by our wholly owned subsidiaries of American Renal Associates Holdings, Inc. less Cash (other than clinic-level cash) less the Company’s pro rata interest in Clinic-level cash.  “Owned Net Leverage” is defined as the ratio of Owned Net Debt to our trailing twelve months Adjusted EBITDA less NCI.

The following table presents the reconciliation from net income to Adjusted EBITDA and Adjusted EBITDA-NCI for the periods indicated:

Reconciliation of Net income to	Three Months Ended		Nine Months Ended		LTM (1) as of
Adjusted EBITDA:	September 30,		September 30,		September 30,
	2016	2015	2016	2015	2016
Net income	$36,046	$23,596	$71,645	$65,357	$99,365
Interest expense, net	7,372	11,816	28,571	34,639	39,332
Income tax expense (benefit)	(101)	3,276	1,413	8,821	4,965
Depreciation and amortization	8,687	7,670	24,616	22,842	33,620
Transaction-related costs	-	2,105	2,239	2,105	2,220
Loss on early extinguishment of debt	-	-	4,708	-	4,708
Income tax receivable agreement income	(12,565)	-	(4,730)	-	(4,730)
Certain legal matters (2)	4,042	-	4,042	-	4,042
Stock-based compensation	12,673	449	23,251	1,052	23,650
Management fee	-	257	537	1,227	1,132
Adjusted EBITDA (including noncontrolling interests)	$56,154	$49,169	$156,292	$136,043	$208,304
Less: Net income attributable to noncontrolling interests	(23,622)	(19,491)	(64,911)	(53,354)	(85,789)
Adjusted EBITDA-NCI	$32,532	$29,678	$91,381	$82,689	$122,515

_____________________

(1)	Last twelve months (“LTM”) is the period beginning October 1, 2015 through September 30, 2016

(2)

Certain legal matters costs include professional fees and other expenses associated with the Company’s handling of, and response to, the UnitedHealth litigation, the SEC inquiry, the CMS request for information, the securities litigation, and the Company’s internal review and analysis of factual and legal issues relating to the aforementioned matters as described in our Form 10-Q for the period ended September 30, 2016. We have excluded these costs because they represent unusual fees and expenses that are not related to the usual operation of our business.

The following table presents the reconciliation from Net income attributable to American Renal Associates Holdings, Inc. to Adjusted net income attributable to American Renal Associates Holdings, Inc. for the periods indicated:

(dollars in thousands, except per share data)

Reconciliation of Net Income Attributable to American Renal Associates Holdings, Inc. to Adjusted Net Income Attributable to American Renal Associates Holdings, Inc.:

Three Months
Ended
September 30,
2016
Net income attributable to American Renal Associates Holdings, Inc.	$12,424
Change in the difference between the estimated fair values of contractual noncontrolling interest put provisions and estimated fair values for accounting purposes of the related noncontrolling interests	(1,752)
Net income attributable to American Renal Associates Holdings, Inc. for basic earnings per share calculation	$10,672

Adjustments:
Share-based compensation due to option modification and IPO transactions (1)	12,179
Certain legal matters (2)	4,042
Total pre-tax adjustments	$16,221
Tax effect	6,727
Income tax receivable agreement income	(12,565)
Change in the difference between the estimated fair values of contractual noncontrolling interest put provisions and estimated fair values for accounting purposes of the related noncontrolling interests (3)	1,752
Total adjustments, net	$(1,319)
Adjusted net income attributable to American Renal Associates Holdings, Inc.	$9,353

Basic shares outstanding	30,865,350
Adjusted effect of dilutive stock options (4)	3,116,146
Adjusted weighted average number of diluted shares used to compute adjusted net income attributable to American Renal Associates Holdings, Inc. per share (4)	33,981,496
Adjusted net income attributable to American Renal Associates Holdings, Inc. per share	$0.28

______________________________________

(1)

Share-based compensation due to option modification and other transactions at the time of the IPO which will be expensed within 12 months after the IPO have been excluded since they arose based on transactions that are not expected to occur in the future.

(2)

Certain legal matters costs include professional fees and other expenses associated with the Company’s handling of, and response to, the UnitedHealth litigation, the SEC inquiry, the CMS request for information, the securities litigation, and the Company’s internal review and analysis of factual and legal issues relating to the aforementioned matters as described in our Form 10-Q for the period ended September 30, 2016. We have excluded these costs because they represent unusual fees and expenses that are not related to the usual operation of our business.

(3)	Changes in fair values of contractual noncontrolling interest put provisions are related to certain put rights that may be accelerated as a result of the IPO.

(4)

Adjusted weighted average number of diluted shares outstanding calculated using the treasury method as if 2.5 million shares related to unvested in-the-money options subject to a contingency are vested.

American Renal Associates Holdings, Inc.
Unaudited Supplemental Cash Flow
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Cash provided by operating activities	$52,674	$42,701	$141,903	$104,519
Plus:
Transaction-related costs (1)	-	2,105	2,239	2,105
Adjusted cash provided by operating activities	$52,674	$44,806	$144,142	$106,624
Distributions to noncontrolling interests	(23,012)	(18,716)	(66,985)	(59,648)
Adjusted cash provided by operating activities less distributions to NCI	$29,662	$26,090	$77,157	$46,976

Capital expenditure breakdown:
Routine and maintenance capital expenditures	$2,712	$3,565	$8,460	$8,172
Development capital expenditures	9,726	6,440	38,199	29,725
Total capital expenditures	$12,438	$10,005	$46,659	$37,897

American Renal Associates Holdings, Inc.
Unaudited Supplemental Leverage Statistics
(dollars in thousands)

As of September 30, 2016
	Total ARA	ARA "Owned"
Cash (other than clinic-level cash)	$ 17,500	$ 17,500
Clinic-level cash	87,649	43,726
Total cash	$ 105,149	$ 61,226

Debt (other than clinic-level debt)	$ 438,081	$ 438,081
Clinic-level debt	130,191	66,043
Unamortized debt discounts and fees	(4,673)	(4,673)
Total debt	$ 563,599	$ 499,451

Net debt (total debt - total cash)		$ 438,225
Adjusted EBITDA less NCI, LTM		$ 122,515
Leverage ratio (2)		3.6x

_____________________________________

(1)	Transaction-related costs due to the IPO and debt refinancing, including accounting, valuation, legal and other consulting and professional fees.

(2)	Leverage ratio calculated as follows: Owned net debt divided by Adjusted EBITDA less NCI, last twelve months.

American Renal Associates Holdings, Inc. Contact:

Darren Lehrich, SVP Strategy & Investor Relations

Telephone: (978)-922-3080 x134; Email: dlehrich@americanrenal.com